Exhibit (d)(6)

April 29, 2004

PERSONAL AND CONFIDENTIAL

Steven Yari
Triyar Companies, Inc.
c/o Todd Jadwin
Alexander Dunham Securities, Inc.
350 S. Grand
Suite 3570
Los Angeles, CA 90071

Dear Steven:

You have requested information regarding Home Products International, Inc. (the “Company”, together with its subsidiaries and affiliates, is referred to herein as “us” or “we”) in connection with your consideration of the possible acquisition of the Company (a “Possible Transaction”). In consideration of our furnishing you with the Evaluation Materials (as defined below) you agree as follows:

Confidentiality of Evaluation Materials

You will treat confidentially any information (whether written or oral) that either we or our financial advisor, Mesirow Financial, Inc. (“Mesirow”), or our other representatives furnish to you in connection with a Possible Transaction, together with analyses, compilations, studies or other documents prepared by you, or by your representatives (as defined hereinafter) which contain or otherwise reflect such information or your review of, or interest in, the Company (collectively, the “Evaluation Materials”). You recognize and acknowledge the competitive value of the Evaluation Materials and the damage that could result to the Company if the Evaluation Materials were used or disclosed except as authorized by this agreement

The term “Evaluation Materials” includes information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as “confidential”. The term “Evaluation Materials” does not include information which, you establish through written documentation, (i) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives, or (iii) is independently developed by you without violating your obligations hereunder. The terms of this section “Confidentiality of Evaluation Materials” shall remain in effect for 2 years from the effective date of this agreement.

Use of Evaluation Materials

You will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. You and your representatives will keep the Evaluation Materials completely confidential; provided, however, that (i) such information may only be disclosed to those of your directors, officers, employees, affiliates, agents, representatives (including attorneys, accountants and financial advisors), and lenders (collectively, “your representatives”) who need to know such information for the purpose of evaluating a Possible Transaction between you and the Company (it being understood that your representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each expressly agree (in writing, if requested by the Company or its advisors), to treat such information confidential in accordance with the agreement) and (ii) any other disclosure of such information may only be made if the Company consents in writing prior to any such disclosure. Without limiting the generality of the foregoing, in the event that a Possible Transaction is not consummated, neither you nor your representatives shall use any of the Evaluation Materials for any purpose. In any event, neither you nor any of your representatives will use the Evaluation Materials in any way which is or may be detrimental to the Company. You will be responsible for any breach of this agreement by you or your representatives. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by us, in our sole discretion, to be inadvisable or inappropriate or competitively sensitive.

In the event that you or any of your representatives received a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your representatives, as the case may be, agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, you or your representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised by counsel is legally required to be disclosed, and shall exercise your best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials. The terms of this section “Use of Evaluation Materials” shall remain in effect for 2 years from the effective date of this agreement.

Non-Disclosure

The disclosure of your possible interest in purchasing the Company could have a material adverse effect on the Company’s business if for any reason an agreement of purchase and sale is not consummated or a disclosure is made prior to the closing of a Possible Transaction. Accordingly, unless required by applicable law or regulatory authority, you agree that prior to the closing of a Possible Transaction, without the prior written consent of the Company, you will not, and you will direct your representatives not to, disclose to any person (including, but not limited to, any customer, employee, supplier, creditor or competitor of the Company) the fact that discussions or negotiations are taking place concerning a possible transaction between you and the Company or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof, nor will you or any of your representatives make inquiry about the Company’s business to any customer, employee, supplier, creditor or competitor of the Company. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding or any discussions that any lead to such agreement, arrangement or understanding with any person (other than the Company) regarding a Possible Transaction. The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, any corporation, the Company, governmental agency or body, stock exchange, partnership, limited liability company, association or individual. The terms of this section “Non-Disclosure” shall remain in effect for 2 years from the effective date of this agreement.

Securities Law Compliance

You acknowledge that the Evaluation Materials represent, in part, material, non-public information regarding the Company and its prospects. Accordingly, you acknowledge that you and your representatives understand that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a Possible Transaction from purchasing or selling securities in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

Return of Documents

Upon the Company’s request, you shall promptly deliver to the Company or destroy all written Evaluation Materials and any other written materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the destruction of such materials in writing to the Company.

No Unauthorized Contact or Solicitation

During the course of your evaluation, all inquiries and other communications are to be made directly to Mesirow or employees or representatives of the Company specified by Mesirow. Accordingly, you and your representatives agree not to directly or indirectly contact or communicate with any executive or other employee of the Company concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the express written consent of Mesirow. You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction or any other form of joint acquisition by you and such third parry without the prior written consent of the Company.

Without the Company’s prior written consent, neither you nor any of your affiliates will for a period of two years from the date of this agreement directly or indirectly solicit for employment or employ any of the officers or employees of the Company (or any person whose activities are dedicated to the Company).

Standstill

You agree that until two years from the date of this agreement, without the prior approval of the Board of Directors of the Company, neither you nor any of your representatives will (i) acquire or make any proposal to acquire any securities or property of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (iv) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. Except as provided above, you also agree during such period not to request the Company (or its directors, officers, employees, agents or representatives) to amend or waive any provision of this paragraph.

No Representation or Warranty

Although the Company and Mesirow have endeavored to include in the Evaluation Materials information known to them which they believe to be relevant for the purpose of your investigation, you acknowledge and agree that none of the Company, Mesirow or any of the Company’s other representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company, Mesirow or any of the Company’s other representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to you or any other person resulting from the use of Evaluation Materials by you or any of your representatives. Only those representations or warranties that are made to a purchaser in a definitive sale agreement for the Company (“Sale Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Sale Agreement, will have any legal effect. For purposes of this agreement, the term “Sale Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.

You also acknowledge and agree that no contract or agreement providing for the sale of the Company shall be deemed to exist between you and the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto. You also agree that unless and until a Sale Agreement between the Company and you with respect to the acquisition of the Company has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this agreement, for the matters specifically agreed to herein.

You further understand and agree that (i) the Company and Mesirow shall be free to conduct the process for the Company’s sale as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a Sale Agreement without prior notice to you or to any other person), (ii) any procedures relating to such sale may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, Mesirow or any of their respective directors, officers, employees, stockholders, owners, affiliates, agents or representatives arising out of or relating to the sale of the Company.

Legal Remedy

You understand and agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your representatives and that the Company will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this agreement by you or your representatives but shall be in addition to all other remedies available at law or equity. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this agreement is or would be compensable by an award of money damages and to waive any requirements for the securing or posting of any bond in connection with such remedy.

Other

This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof This agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

The parties understand and agree that no failure or delay by the other party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

This agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein. You irrevocably and unconditionally agree to submit to personal jurisdiction and service and venue exclusively in any federal or state court within the State of Illinois having subject matter jurisdiction over any action, suit or proceeding arising out of or relating to this agreement and the rights and obligations contained herein and waive any objection you may have to such jurisdiction, service and venue.

If you are in agreement with the foregoing, please sign and return one copy of this agreement, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

HOME PRODUCTS INTERNATIONAL, INC.

By MESIROW FINANCIAL, INC.
Solely as Company’s representative

By:	/s/ Nicholas R. Pontikes

Nicholas R. (Rocky) Pontikes
Vice President

Accepted and agreed to as of the date hereof:

Triyar Companies, Inc.

By:	/s/ Mark S. Weber

Mark S. Weber, Authorized Representative